EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 6:00 AM EST
Date: February 26, 2007
Double Eagle Petroleum Reports Christmas Meadows Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today that the Table Top Unit #1 well at the Christmas Meadows Prospect, having reached a total depth of 15,760 feet, will be plugged back to the base of the 9.625 inch casing at a depth of 11,393 feet. Double Eagle plans to get a larger rig and continue down to test the Nugget sandstones at approximately 18,000 feet. Having met the obligation for the Unit test, the 41,000 acres of leases will have at least two years of term remaining. A new Federal Exploratory Unit will be formed to test the deeper objectives.
The Table Top Unit #1 well did not find reservoir rocks with sufficient permeability in the Cretaceous formation. However, the structural position and seismic lines that have been shot appear to support the existence of a large anticline. The dip meter data and drift while drilling suggest that the crest of the anticline is about half a mile to the southeast. We will rework the seismic with the known velocities that we penetrated in the Table Top Unit #1 well and attempt to steer the well to the crest of the anticline at the Nugget depth. We will also consider the possibility of attempting to drill to test the Madison carbonates at a depth of approximately 23,000 feet. Double Eagle has 31.25812% working interest and is the operator of the Table Top Unit #1 well.
Stephen H. Hollis, CEO of Double Eagle, commented: “The seismic appears to be accurate as the Table Top Unit #1 well ran structurally high to the nearest penetration, and hydrocarbons are present in this corner of the basin. However, the Cretaceous rocks were not of reservoir quality. We will move the existing rig out and contract a larger one to test the deeper formations.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:
John Campbell	Steve Hollis, President
(303) 794-8445	(307) 237-9330